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                                                                    EXHIBIT 12.1
                       SAN DIEGO GAS & ELECTRIC COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in millions)


                                                                                                           For the nine
                                                                                                           months ended
                                                                                                           September 30,
                                                                                                           -------------
                                    1995           1996          1997           1998           1999          1999  2000
                                  ---------      --------      --------      ---------       --------      -------------
Fixed Charges and Preferred
Stock Dividends:

Interest:
  Long-Term Debt                   $     82      $     76      $     69      $    55         $    49       $   37  $  37
  Rate Reduction Bonds                   --            --            --           41              35           26     24
  Short-Term Debt & Other                18            13            14           14              40           22     32
 Amortization of Debt
 Discount and Expense,
 Less Premium                             5             5             5            8               7            6      4
Interest Portion of
 Annual Rentals                          10             8            10            7               5            5      2
                                   --------      --------      --------      -------         -------       ------  -----
   Total Fixed
    Charges                             115           102            98          125             136           96     99
                                   --------      --------      --------      -------         -------       ------  -----
Preferred Dividends
 for Purpose of Ratio (1)                14            13            13           11              10            8     10
                                   --------      --------      --------      -------         -------       ------  -----
 Total Fixed Charges
  and Preferred Stock
  Dividends For
  Purpose of Ratio                 $    129      $    115      $    111      $   136         $   146       $  104  $ 109
                                   ========      ========      ========      =======         =======       ======  =====
Earnings:

Net Income (before
 preferred dividend
 requirements)                     $    219      $    222      $    238      $  191          $   199       $  163  $ 112
Add:
 Fixed charges
  (from above)                          115           102            98         125              136           96     99
 Less: Fixed charges
  capitalized                             2             1             2           1                1            1     --
Taxes on Income                         173           198           219         141              126          105    114
                                   --------      --------      --------      ------          -------       ------  -----
 Total Earnings for
  Purpose of Ratio                 $    505      $    521      $    553      $  456          $   460       $  363  $ 325
                                   ========      ========      ========      ======          =======       ======  =====
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends                       3.92          4.54          5.00        3.15             3.15         3.49   2.98
                                   ========      ========      ========      ======          =======       ======  =====

(1) In computing this ratio, "Preferred dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.